ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH, OTCBB:APCSF October 26, 2009

ALDA Becomes Official Supplier to Richmond Olympic Oval

Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that it has entered into a multi-year agreement with the Richmond Olympic Oval Corporation (“the Oval”) to be a sponsor and the exclusive supplier of hand sanitation and disinfectant products. Under the terms of the agreement, ALDA will pay an annual sponsorship fee to the Oval. In return, the Oval will provide ALDA with extensive advertising exposure in the facility and on its website and will prominently feature ALDA’s products throughout the building. Dr. Terrance Owen, President & CEO states, “ALDA will be one of only 10 companies that are allowed to have a presence at that Oval. We are honoured that the management of the Oval have extended the opportunity to ALDA to be a prominent partner in such an impressive, award-winning venue.”

John Mills, General Manager of the Oval, comments, “At the Richmond Olympic Oval, we are always pushing to achieve a higher level of performance. I believe that ALDA will be a great partner in helping our staff, members and program participants achieve their healthy living goals and that the Oval will be an excellent showcase for their products to the rest of the world.”

About the Richmond Olympic Oval (www.richmondoval.ca)

The Richmond Olympic Oval Corporation operates the Oval under agreement with the City of Richmond, an official Venue City for the Vancouver 2010 Olympic and Paralympic Winter Games. Twelve speed skating medal events will be held at the 33,750-square-metre, award-winning Richmond Olympic Oval from February 13 to 27, 2010 with 36 medals to be awarded. On October 9, 2009, the Institution of Structural Engineers awarded the Oval its top award for Sports or Leisure Structures against such outstanding international nominees as the Beijing 2008 Olympic Games’ National Stadium (a.k.a. Bird’s Nest), Beijing, China; the Wimbledon Centre Court roof, London, England; and, the New Elephant House, Copenhagen, Denmark. Since opening in December, 2008, the Oval has had over 250,000 visitors including more than 1100 journalists from around the world. Post-Games, the Oval will transition into a multi-functional facility in support of community and high performance sport.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF. The Company is the Official Supplier of the Vancouver 2010 Olympic Winter Games, Vancouver 2010 Paralympic Winter Games, the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

Sales Management 604-521-8300
Diane Mann, Account Executive

Extension 4

diane_mann@aldacorp.com

Adriana Cikojevic, Account Manager

Extension 6

adriana_cikojevic@aldacorp.com

Tracy Haubrich, Account Manager

Extension 7

tracy_haubrich@aldacorp.com

Retail Sales

London Drugs (http://www.londondrugs.com/Cultures/en-US/StoreLocator.htm)

Commercial Sales

Acklands-Grainger Inc. (www.acklandsgrainger.com)

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 8

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com